Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS SECOND QUARTER 2017 RESULTS
Underlying Revenue Increases 3% Reflecting Growth Across All Operating Companies
GAAP EPS Rises to $0.96 from $0.90; Adjusted EPS Increases 10% to $1.00
Six Months GAAP EPS Grows 13% and Adjusted EPS Increases 14%
NEW YORK, July 27, 2017 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the second quarter ended June 30, 2017.
Dan Glaser, President & CEO, said: "In the second quarter, on a consolidated basis, we generated solid underlying revenue growth of 3% with continued earnings growth and margin expansion. Underlying revenue increased across all four operating companies, with 2% growth in Risk & Insurance Services and 4% in Consulting. Earnings per share increased 7% to $0.96, while adjusted EPS rose 10% to $1.00."
"With a strong first half of 2017, we believe the Company is well positioned to deliver underlying revenue growth, margin expansion in both segments, and strong earnings per share growth this year," concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the second quarter of 2017 was $3.5 billion, an increase of 4% compared with the second quarter of 2016. On an underlying basis, revenue increased 3%. Operating income was $764 million, an increase of 5% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, increased 7% to $788 million. Net income attributable to the Company was $501 million. On a per share basis, net income per share attributable to the Company rose 7% to $0.96 from $0.90 last year. Adjusted earnings per share of $1.00 was up 10%.
For the six months ended June 30, 2017, consolidated revenue was $7.0 billion, an increase of 4%, or 3% on an underlying basis. Net income attributable to the Company increased 12% to $1.1 billion. Earnings per share rose 13% to $2.05. Adjusted earnings per share increased 14% to $2.08 compared with $1.83 for the comparable period in 2016.

Risk & Insurance Services
Risk & Insurance Services revenue was $1.9 billion in the second quarter of 2017, an increase of 4%, or 2% on an underlying basis. Operating income was $528 million, an increase of 7%, and adjusted operating income rose 9% to $535 million. For the six months ended June 30, 2017, revenue was $3.9 billion, an increase of 5%, or 3% on an underlying basis. Operating income rose 11% to $1.1 billion and adjusted operating income rose 10% to $1.1 billion.
Marsh's revenue in the second quarter was $1.6 billion, an increase of 2% on an underlying basis. International operations produced underlying revenue growth of 1%, reflecting flat underlying revenue in EMEA, 3% growth in Asia Pacific, and 4% in Latin America. In US/Canada, underlying revenue rose 2%. For the six months ended June 30, 2017, Marsh’s underlying revenue growth was 3%.
Guy Carpenter's revenue in the second quarter was $293 million, an increase of 4% on an underlying basis for both the second quarter and first six months.
Consulting
Consulting revenue in the second quarter was $1.6 billion, an increase of 3%, or 4% on an underlying basis. Operating income decreased 1% to $283 million and adjusted operating income increased 3% to $298 million. For the first six months of 2017, revenue was $3.1 billion, an increase of 3%, or 4% on an underlying basis. Operating income of $524 million declined 1% and adjusted operating income increased 3% to $543 million compared with $526 million in 2016.
Mercer's revenue was $1.1 billion in the second quarter, an increase of 3% on an underlying basis. Within Wealth, Investment Management & Related Services increased 11%, while Defined Benefit Consulting & Administration decreased 3%. Total Wealth revenue of $532 million increased 1% on an underlying basis. Health revenue of $423 million was up 3% on an underlying basis and Career revenue of $154 million increased 5% on an underlying basis. For the six months ended June 30, 2017, Mercer’s revenue was $2.2 billion, an increase of 3% on an underlying basis.
Oliver Wyman Group’s revenue was $483 million in the second quarter, an increase of 7% on an underlying basis. For the first six months Oliver Wyman Group’s revenue increased to $932 million, up 6% on an underlying basis.
Other Items
The effective tax rate in the second quarter of 2017 was 28.6% compared with 29.5% in the second quarter of 2016. For the six months of 2017, the effective tax rate was 25.9% compared with 29.0% for the same period last year. The tax rate in 2017 includes the impact of the required change in accounting for equity awards.
The Company repurchased 2.7 million shares of its common stock for $200 million in the second quarter. Through six months, the Company has repurchased 5.4 million shares for $400 million. In

May, the Board of Directors increased the quarterly dividend 10%, to $0.375 per share, effective with the third quarter dividend payable on August 15, 2017.
Conference Call
A conference call to discuss second quarter 2017 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 394 8218. Callers from outside the United States should dial +1 719 457 2086. The access code for both numbers is 3085890. The live audio webcast may be accessed at http://www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s more than 60,000 colleagues advise clients in over 130 countries. With annual revenue over $13 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.
Factors that could materially affect our future results include, among other things: the impact of any investigations, reviews or other activity by regulatory or law enforcement authorities in the U.S., U.K. and other countries, including the U.K. Financial Conduct Authority's ongoing investigation into the aviation insurance and reinsurance sector; the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty and other claims against us; our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, pricing pressures and technological and other types of innovation; our exposure to potential civil damages, criminal penalties or other consequences, such as reputational impact, if we fail to comply with applicable U.S. and non-U.S. laws and regulations; our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the volume of third party vendors we use; our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise; the impact of macroeconomic conditions, political events and market conditions on us, our clients and the industries in which we operate; the financial and operational impact of complying with laws and regulations where we operate, including the E.U.’s General Data Protection Regulation; our ability to attract and retain key employees; the effect of our global pension obligations on our financial position, earnings and cash flows and the impact of low interest rates on those obligations; the impact on our competitive position of our tax rate relative to our competitors; the impact of fluctuations in foreign exchange, interest rates and securities markets on our results; and the impact of changes in accounting rules or in our accounting estimates or assumptions.
The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$3,495	$3,376	$6,998	$6,712

Expense:
Compensation and Benefits	1,935	1,872	3,880	3,726
Other Operating Expenses	796	778	1,545	1,527
Operating Expenses	2,731	2,650	5,425	5,253
Operating Income	764	726	1,573	1,459
Interest Income	2	2	4	4
Interest Expense	(60)	(48)	(118)	(94)
Investment Income (Loss)	5	1	5	(2)
Income Before Income Taxes	711	681	1,464	1,367
Income Tax Expense	204	201	379	397
Net Income before Non-Controlling Interests	507	480	1,085	970
Less: Net Income Attributable to Non-Controlling Interests	6	8	15	17
Net Income Attributable to the Company	$501	$472	$1,070	$953
Net Income Per Share Attributable to the Company:
- Basic	$0.98	$0.91	$2.08	$1.83
- Diluted	$0.96	$0.90	$2.05	$1.81
Average Number of Shares Outstanding
- Basic	514	521	514	521
- Diluted	520	525	521	526
Shares Outstanding at 6/30	513	519	513	519

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended June 30, 2017
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Risk and Insurance Services
Marsh	$1,614	$1,559	4%	(1)%	4%	2%
Guy Carpenter	293	285	3%	(1)%	—	4%
Subtotal	1,907	1,844	3%	(1)%	3%	2%
Fiduciary Interest Income	9	6
Total Risk and Insurance Services	1,916	1,850	4%	(1)%	3%	2%
Consulting
Mercer	1,109	1,079	3%	(2)%	2%	3%
Oliver Wyman Group	483	460	5%	(2)%	—	7%
Total Consulting	1,592	1,539	3%	(2)%	2%	4%
Corporate / Eliminations	(13)	(13)
Total Revenue	$3,495	$3,376	4%	(2)%	2%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Marsh:
EMEA	$497	$479	4%	(4)%	7%	—
Asia Pacific	168	183	(8)%	—	(11)%	3%
Latin America	99	93	6%	(2)%	3%	4%
Total International	764	755	1%	(3)%	2%	1%
U.S. / Canada	850	804	6%	—	5%	2%
Total Marsh	$1,614	$1,559	4%	(1)%	4%	2%
Mercer:
Defined Benefit Consulting & Administration	$340	$371	(8)%	(4)%	(1)%	(3)%
Investment Management & Related Services	192	153	26%	(1)%	15%	11%
Total Wealth	532	524	2%	(3)%	3%	1%
Health	423	410	3%	(1)%	1%	3%
Career	154	145	6%	(2)%	2%	5%
Total Mercer	$1,109	$1,079	3%	(2)%	2%	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation. Please refer to the "Supplemental Information - Mercer" schedules included in the first quarter 2017 press release for additional information about the Wealth business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended June 30, 2017
 (Millions) (Unaudited)

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Risk and Insurance Services
Marsh	$3,210	$3,047	5%	(1)%	4%	3%
Guy Carpenter	678	659	3%	(1)%	—	4%
Subtotal	3,888	3,706	5%	(1)%	3%	3%
Fiduciary Interest Income	17	12
Total Risk and Insurance Services	3,905	3,718	5%	(1)%	3%	3%
Consulting
Mercer	2,186	2,118	3%	(2)%	2%	3%
Oliver Wyman Group	932	899	4%	(2)%	—	6%
Total Consulting	3,118	3,017	3%	(2)%	2%	4%
Corporate / Eliminations	(25)	(23)
Total Revenue	$6,998	$6,712	4%	(2)%	2%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Marsh:
EMEA	$1,086	$1,049	4%	(4)%	6%	2%
Asia Pacific	320	329	(3)%	—	(10)%	7%
Latin America	179	164	9%	—	4%	5%
Total International	1,585	1,542	3%	(3)%	2%	3%
U.S. / Canada	1,625	1,505	8%	—	5%	3%
Total Marsh	$3,210	$3,047	5%	(1)%	4%	3%
Mercer:
Defined Benefit Consulting & Administration	$674	$732	(8)%	(4)%	(3)%	(2)%
Investment Management & Related Services	378	300	26%	—	15%	10%
Total Wealth	1,052	1,032	2%	(3)%	3%	2%
Health	838	810	3%	(1)%	2%	3%
Career	296	276	7%	(1)%	3%	6%
Total Mercer	$2,186	$2,118	3%	(2)%	2%	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation. Please refer to the "Supplemental Information - Mercer" schedules included in the first quarter 2017 press release for additional information about the Wealth business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as “GAAP” or “reported” results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three and six months ended June 30, 2017 and 2016. The following tables also present adjusted operating margin. For the three and six months ended June 30, 2017 and 2016, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2017
Operating income (loss)	$528	$283	$(47)	$764
Add impact of Noteworthy Items:
Restructuring (a)	—	13	2	15
Adjustments to acquisition related accounts (b)	7	2	—	9
Operating income adjustments	7	15	2	24
Adjusted operating income (loss)	$535	$298	$(45)	$788
Operating margin	27.5%	17.8%	N/A	21.9%
Adjusted operating margin	27.9%	18.7%	N/A	22.5%
Three Months Ended June 30, 2016
Operating income (loss)	$490	$285	$(49)	$726
Add (Deduct) impact of Noteworthy Items:
Restructuring	2	1	2	5
Adjustments to acquisition related accounts (b)	13	2	—	15
Deconsolidation of business (c)	(12)	—	—	(12)
Operating income adjustments	3	3	2	8
Adjusted operating income (loss)	$493	$288	$(47)	$734
Operating margin	26.6%	18.5%	N/A	21.5%
Adjusted operating margin	26.8%	18.7%	N/A	21.8%

(a) Primarily severance related to the Mercer business restructure.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Reflects the net gain on deconsolidation of Marsh's India subsidiary. The amount is removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

Adjusted Operating Income (Loss) and Adjusted Operating Margin (cont’d)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2017
Operating income (loss)	$1,141	$524	$(92)	$1,573
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	4	16	4	24
Adjustments to acquisition related accounts (b)	(10)	3	—	(7)
Operating income adjustments	(6)	19	4	17
Adjusted operating income (loss)	$1,135	$543	$(88)	$1,590
Operating margin	29.2%	16.8%	N/A	22.5%
Adjusted operating margin	29.1%	17.4%	N/A	22.7%
Six Months Ended June 30, 2016
Operating income (loss)	$1,025	$530	$(96)	$1,459
Add (Deduct) impact of Noteworthy Items:
Restructuring	3	1	4	8
Adjustments to acquisition related accounts (b)	20	1	—	21
Disposal/deconsolidation of business (c)	(12)	(6)	—	(18)
Operating income adjustments	11	(4)	4	11
Adjusted operating income (loss)	$1,036	$526	$(92)	$1,470
Operating margin	27.6%	17.6%	N/A	21.7%
Adjusted operating margin	28.0%	17.5%	N/A	22.0%

(a) Primarily severance related to the Mercer business restructure and severance for center led initiatives, future rent under non-cancellable leases, and integration costs related to recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a net gain on the deconsolidation of Marsh's India subsidiary and contingent proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business. The amounts are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)

Adjusted Income, Net of Tax and Adjusted Earnings per Share
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and six months ended June 30, 2017 and 2016.

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations		$507			$480
Less: Non-controlling interest, net of tax		6			8
Subtotal		$501	$0.96		$472	$0.90
Operating income adjustments	$24			$8
Impact of income taxes	(7)			—
		17	0.04		8	0.01
Adjusted income, net of tax		$518	$1.00		$480	$0.91

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations		$1,085			$970
Less: Non-controlling interest, net of tax		15			17
Subtotal		$1,070	$2.05		$953	$1.81
Operating income adjustments	$17			$11
Impact of income taxes	(6)			—
		11	0.03		11	0.02
Adjusted income, net of tax		$1,081	$2.08		$964	$1.83

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Six Months Ended June 30
(Millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Consolidated
Compensation and Benefits	$1,935	$1,872	$3,880	$3,726
Other operating expenses	796	778	1,545	1,527
Total Expenses	$2,731	$2,650	$5,425	$5,253

Depreciation and amortization expense	$76	$76	$156	$154
Identified intangible amortization expense	40	34	80	67
Total	$116	$110	$236	$221

Stock option expense	$3	$4	$17	$15
Capital expenditures	$82	$63	$144	$114

Risk and Insurance Services
Compensation and Benefits	$968	$934	$1,948	$1,855
Other operating expenses	420	426	816	838
Total Expenses	$1,388	$1,360	$2,764	$2,693

Depreciation and amortization expense	$35	$34	$70	$70
Identified intangible amortization expense	33	29	65	57
Total	$68	$63	$135	$127

Consulting
Compensation and Benefits	$883	$852	$1,758	$1,699
Other operating expenses	426	402	836	788
Total Expenses	$1,309	$1,254	$2,594	$2,487

Depreciation and amortization expense	$24	$25	$51	$50
Identified intangible amortization expense	7	5	15	10
Total	$31	$30	$66	$60

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) June 30, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$966	$1,026
Net receivables	3,984	3,643
Other current assets	232	215
Total current assets	5,182	4,884

Goodwill and intangible assets	10,054	9,495
Fixed assets, net	721	725
Pension related assets	981	776
Deferred tax assets	975	1,097
Other assets	1,529	1,213
TOTAL ASSETS	$19,442	$18,190

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$162	$312
Accounts payable and accrued liabilities	2,027	1,969
Accrued compensation and employee benefits	1,073	1,655
Accrued income taxes	193	146
Dividends payable	194	—
Total current liabilities	3,649	4,082

Fiduciary liabilities	5,039	4,241
Less - cash and investments held in a fiduciary capacity	(5,039)	(4,241)
	—	—
Long-term debt	5,479	4,495
Pension, post-retirement and post-employment benefits	1,986	2,076
Liabilities for errors and omissions	305	308
Other liabilities	949	957

Total equity	7,074	6,272
TOTAL LIABILITIES AND EQUITY	$19,442	$18,190